Exhibit 99.1

Innovative Solutions & Support, Inc. Announces Third Quarter Fiscal 2022 Revenues and Earnings

EXTON, Pa., August 10, 2022--(BUSINESS WIRE)--Innovative Solutions & Support, Inc. ("IS&S" or the "Company") (NASDAQ: ISSC) today announced its financial results for the third quarter and first nine months of fiscal year 2022, ending June 30, 2022.

For the third quarter of fiscal 2022, the Company reported net sales of $6.9 million, up from 12% from $6.2 million reported for the third quarter of fiscal 2021. Net income for the third quarter of fiscal 2022 was $1.4 million, or $0.08 per share, compared to $2.7 million, or $0.16 per share, in the same quarter a year ago. Third quarter fiscal 2021 results include a $1.5 million, or $0.09 per share, tax benefit from the release of a deferred tax valuation allowance. The Company reported a 41% increase in operating income, rising to $1.7 million from $1.2 million a year ago.

Shahram Askarpour, Chief Executive Officer, said, "I am pleased to report another quarter of strong growth in revenue, operating income and cash flow.

Mr. Askarpour added, "I am also pleased to welcome two experienced aviation industry professionals to our Board, Ms. Parizad Olver (Parchi) and Mr. Stephen L. Belland. Both individuals strengthen our Board with their extensive experience in aviation finance and aerospace and defense, respectively. In addition, I want to also welcome Michael Linacre as Chief Financial Officer. Mike has an accomplished track record of successful financial management and driving financial results. He has recently joined IS&S as CFO upon the retirement of Relland Winand. I believe we have a leadership team that will continue to drive growth and create value for our shareholders.”

Cash Flow, New Orders and Backlog

The Company’s cash on hand increased to $14.5 million at June 30, 2022, from $8.3 million at the end the latest fiscal year end. Net cash provided by operating activities was $6.4 million for the first nine months of the year.

New orders in the third quarter of fiscal 2022 were approximately $12.0 million and backlog as of June 30, 2022, was $12.6 million, up from $7.5 million at March 31, 2022. Only purchase orders in hand from the Pilatus PC-24, Textron King Air and the KC-46A long-term programs are included in the backlog total. The Company expects these programs to remain in production for approximately a decade and believes that they will continue to add to production sales already included in the backlog.

Nine Months Results

Total sales for the nine months ended June 30, 2022 were $20.5 million, up 26.6% compared to $16.2 million for the nine months ended June 30, 2021. For the nine months ended June 30, 2022, the company reported net income of $3.9 million, or $0.23 per share, up from $3.5 million, or $0.21 per share for the first nine months of fiscal 2021. The company’s operating income of $4.9 million is up 138% from $2.0 million for the nine months a year ago

Conference Call

The Company will be hosting a conference call on Thursday, August 11, 2022, at 10:00 a.m. ET to discuss these results and the Company’s business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 1-844-739-3798 and ask to be joined into the Innovative Solutions & Support call. The call will also be carried live on the Investor Relations page of the Company web site at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), Auto-Throttle Systems and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are "forward-looking" (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflects management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Mike Linacre – CFO

610-646-9800 X550

Innovative Solutions & Support, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Nine Months Ended June 30,
	2022	2021	2022	2021
Net Sales:
Product	$6,935,976	$5,981,462	$20,279,371	$15,886,967
Engineering development contracts	-	198,721	198,203	284,713
Total net sales	6,935,976	6,180,183	20,477,574	16,171,680

Cost of sales:
Product	2,879,462	2,764,765	8,253,981	7,270,708
Engineering development contracts	-	60,916	16,748	77,656
Total cost of sales	2,879,462	2,825,681	8,270,729	7,348,364

Gross profit	4,056,514	3,354,502	12,206,845	8,823,316

Operating expenses:
Research and development	676,381	646,795	2,062,937	1,936,747
Selling, general and administrative	1,694,233	1,512,138	5,226,015	4,847,410
Total operating expenses	2,370,614	2,158,933	7,288,952	6,784,157

Operating income	1,685,900	1,195,569	4,917,893	2,039,159

Interest income	10,429	107	10,871	1,138
Other income	21,608	17,231	49,401	50,994
Income before income taxes	1,717,937	1,212,907	4,978,165	2,091,291

Income tax expense	358,763	(1,473,014)	1,056,363	(1,443,352)

Net income	$1,359,174	$2,685,921	$3,921,802	$3,534,643

Net income per common share:
Basic	$0.08	$0.16	$0.23	$0.21
Diluted	$0.08	$0.16	$0.23	$0.21

Weighted average shares outstanding:
Basic	17,261,349	17,230,387	17,253,822	17,222,312
Diluted	17,265,798	17,231,438	17,255,305	17,223,908

Innovative Solutions and Support, Inc.

Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$14,541,901	$8,265,606
Accounts receivable	3,003,362	4,046,337
Inventories	4,905,034	4,545,392
Prepaid expenses and other current assets	778,850	833,076
Assets held for sale	1,558,475	-

Total current assets	24,787,622	17,690,411

Property and equipment, net	6,381,461	8,143,483
Deferred income taxes	278,085	1,063,822
Other assets	168,900	188,284

Total assets	$31,616,068	$27,086,000

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities
Accounts payable	$752,479	$623,620
Accrued expenses	1,683,430	1,431,115
Contract liability	329,116	417,504

Total current liabilities	2,765,025	2,472,239

Other liabilities	18,407	28,680

Total liabilities	2,783,432	2,500,919

Commitments and contingencies (See Note 6)

Shareholders' equity

Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at June 30, 2022 and September 30, 2021	-	-

Common stock, $.001 par value: 75,000,000 shares authorized, 19,372,664 and 19,342,823 issued at June 30, 2022 and September 30, 2021	19,373	19,343

Additional paid-in capital	52,142,818	51,817,095
(Accumulated deficit)	(1,961,018)	(5,882,820)
Treasury stock, at cost, 2,096,451 shares at June 30, 2021 and September 30, 2021	(21,368,537)	(21,368,537)

Total shareholders' equity	28,832,636	24,585,081

Total liabilities and shareholders' equity	$31,616,068	$27,086,000